     As filed with the Securities and Exchange Commission on September 11, 2000
                                                      Registration No. 333-44990
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                                HOTJOBS.COM, LTD.
             (Exact Name of Registrant as Specified in its Charter)

                                -----------------

          DELAWARE                               7361                         13-3931821
(State or Other Jurisdiction of       (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)        Classification Code Number)       Identification Number)

                                 -----------------

                         406 WEST 31ST STREET, 9TH FLOOR
                            NEW YORK, NEW YORK 10001
                                 (212) 699-5300
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                -----------------

                               RICHARD S. JOHNSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                HOTJOBS.COM, LTD.
                         406 WEST 31ST STREET, 9TH FLOOR
                            NEW YORK, NEW YORK 10001
                                 (212) 699-5300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------
      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                             ANDREW M. TUCKER, ESQ.
                                  SHAW PITTMAN
                            1676 INTERNATIONAL DRIVE
                                MCLEAN, VA 22102
                                 (703) 790-7900

                                -----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             --------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                                HOTJOBS.COM, LTD.

                        6,382,655 SHARES OF COMMON STOCK


      The stockholders identified on pages 20-21 of this prospectus (the "Stockholders") may offer up to 6,382,655 shares of common stock of HotJobs.com, Ltd.

      This registration statement is being filed based upon a contractual obligation that we had to the former stockholders of Resumix, Inc. In addition, certain of our stockholders exercised their piggyback registration rights in connection with such registration

      For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on pages 22-24. HotJobs.com will not receive any portion of the proceeds from the sale of these shares, but we will incur expenses in connection with the registration of these shares.

      Our common stock is quoted on the Nasdaq National Market under the symbol "HOTJ."

      On September 8, 2000, the last reported closing price of the common stock on the Nasdaq National Market was $19.125 per share.

      THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 IN DETERMINING WHETHER TO PURCHASE THE SHARES OFFERED BY THIS PROSPECTUS.

                                 -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS SEPTEMBER 11, 2000

                                TABLE OF CONTENTS

                                                                     PAGE
THE COMPANY............................................................1
RECENT DEVELOPMENTS....................................................1
RISK FACTORS...........................................................2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..................18
USE OF PROCEEDS.......................................................18
STOCKHOLDERS..........................................................18
PLAN OF DISTRIBUTION..................................................22
LEGAL MATTERS.........................................................24
EXPERTS...............................................................24
WHERE YOU CAN FIND MORE INFORMATION...................................24

                                -------------------

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
ANY ADDITIONAL OR DIFFERENT INFORMATION. THE STOCKHOLDERS ARE OFFERING TO SELL,
AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE
OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS
ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF
DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

      NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO
PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF
THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS
PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM
THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE
DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.


                                        i






                                   THE COMPANY

      We are a leading provider of Internet-based recruiting solutions. Our suite of products and services leverages the Internet to provide a direct exchange of information between job seekers and employers. We developed these services based on our experience in the recruiting industry and our in-depth understanding of the needs of job seekers and employers. By solving many of the problems associated with traditional recruiting methods, we allow employers to more effectively manage their recruiting processes to save time and money.

      The majority of our revenues are recurring and are primarily derived from employer memberships to our online employment exchange, WWW.HOTJOBS.COM. The employment exchange allows member employers access to a database of job seekers and a back-end system that provides recruiters with the tools to post, track and manage job openings in a real-time environment. The employment exchange also allows job seekers to identify, research, apply to and evaluate job opportunities, while enabling them to restrict access to their resumes.
Headhunters are prohibited from using the employment exchange, ensuring direct contact between job seekers and member employers. We also offer our Resumix(R), Softshoe(R) and Shoelace(TM) propriETARY hiring management software and are developing a software product that integrates the capabilities of these existing products. In addition, we provide employers with additional recruiting solutions such as WorkWorld(TM) career expos, online advertising and consulting services.

      Our principal executive offices are located at 406 West 31st Street, 9th
Floor, New York, New York 10001. The telephone number at that location is (212)
699-5300.

                               RECENT DEVELOPMENTS

      On May 11, 2000, we acquired Resumix, Inc. in a merger in which a wholly-owned subsidiary of HotJobs.com was merged with and into Resumix, with the result that Resumix is now a wholly-owned subsidiary of HotJobs.com. Resumix is based in Sunnyvale, California and has developed artificial intelligence search capabilities for the enterprise and Web-based hiring applications it provides to leading companies around the world.

      In connection with the acquisition, the former shareholders of Resumix who were "accredited investors" for purposes of the federal securities laws received, in exchange for their outstanding shares of preferred stock and common stock of Resumix, that number of shares of common stock of HotJobs.com determined by multiplying by .2352941 the number of shares of common and preferred stock of Resumix held by them. As a result, we issued 3,560,019 shares of our common stock in connection with the acquisition. Of these shares, 359,282 will be held in escrow until May 11, 2001 pending satisfaction of certain conditions. Each of the stockholders of Resumix who was not an accredited investor received, in exchange for each of their shares of common stock of Resumix, an amount in cash equal to $2.47 per share.

      We also entered into a registration rights agreement dated as of May 11, 2000 with the former Resumix stockholders who were accredited investors pursuant to which we agreed to register for resale the shares of common stock acquired by them under the merger agreement.


                                       1

                                  RISK FACTORS

      AN INVESTMENT IN OUR COMPANY INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH
THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO INVEST
IN OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS,
FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE,
THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR
PART OF YOUR INVESTMENT.

            RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

WE HAVE A LIMITED OPERATING HISTORY SO IT WILL BE DIFFICULT FOR YOU TO EVALUATE
AN INVESTMENT IN HOTJOBS.COM.

      We were incorporated and began generating revenues in February 1997.
Accordingly, we have only a limited operating history for you to evaluate our business and prospects. As a new company, we face risks and uncertainties relating to our ability to successfully implement our strategy. You must consider the risks, expenses and uncertainties that an early stage company in new and rapidly evolving markets like ours faces. Some of these risks include:

-     ability to sustain historical revenue growth rates;

-     ability to increase awareness of our brand;

- managing our expanding operations, including the integration of acquisitions;

-     competition;

-     attracting, retaining and motivating qualified personnel;

-     maintaining our current, and developing new, strategic relationships;

- ability to anticipate and adapt to the changing Internet market and any changes in government regulation; and

- attracting and retaining a large number of member companies for our employment exchange and licenses for our hiring management software.

      We also depend on the growing use of the Internet for recruiting purposes and on general economic conditions. If we cannot address these risks and uncertainties or are unable to execute our strategy, we may not be successful.

WE WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT US
FROM SUCCESSFULLY INTEGRATING RESUMIX AND HOTJOBS.COM.

      Our acquisition of Resumix involves risks related to the integration and management of acquired technology, operations and personnel. The integration of HotJobs.com and Resumix will be a complex, time-consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner.
We must operate as a combined organization



                                       2

utilizing common information and communication systems, operating procedures, financial controls and human resources practices. We are in the process of combining our systems.

      We may encounter substantial difficulties, costs and delays in integrating the Resumix operations, including:

-     potential incompatibility of business cultures;

-     perceived adverse changes in business focus;

- potential conflicts in distribution, marketing or other important relationships; and

- the loss of key employees and the diversion of management's attention from other ongoing business concerns.

      In addition, although we performed a legal and financial analysis of Resumix before we agreed to purchase Resumix, it is possible that our analysis did not uncover every risk inherent in acquiring the business of another company. Although the shareholders of Resumix have agreed to indemnify us for the losses arising from some of these risks, the indemnification does not cover all losses, and may be inadequate to cover losses that are indemnified. In such event, it is likely we would not realize the expected benefits of the acquisition and our stock price could decline.

WE HAVE NOT BEEN PROFITABLE, AND WE EXPECT OUR LOSSES TO CONTINUE.

      We have never been profitable. For the quarter ended June 30, 2000, we incurred a net loss of approximately $10.5 million. At June 30, 2000, we had an accumulated deficit of approximately $60.0 million. In connection with our recent acquisition of Resumix, the amortization of related goodwill will be a charge to our operating results. We expect to continue to lose money in the foreseeable future because we anticipate incurring significant expenses in connection with building awareness of the HotJobs.com brand, rapidly expanding our sales, technology and other personnel, developing strategic relationships and improving our products and services. We forecast our future expense levels based on our operating plans and our estimates of future revenues. We may find it necessary to accelerate expenditures relating to our sales and marketing, products and technology and expansion efforts or to otherwise increase our financial commitment to creating and maintaining brand awareness or developing our products. Although our revenues have grown in recent quarters, we cannot assure you that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to achieve or sustain profitability.

YOU SHOULD NOT RELY ON OUR QUARTERLY OPERATING RESULTS AS AN INDICATION OF OUR
FUTURE RESULTS BECAUSE THEY ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.
FLUCTUATIONS IN OUR OPERATING RESULTS OR THE FAILURE OF OUR OPERATING RESULTS TO
MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS MAY NEGATIVELY
IMPACT OUR STOCK PRICE.

      Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. Fluctuations in our quarterly operating results could cause our stock price to decline.



                                       3

      You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

- mismatches between resource allocation and consumer demand due to difficulties in predicting consumer demand in a new market;

- the demand for and acceptance of our Website, products, product enhancements and services;

-     the timing, amount and mix of subscription, license and service payments;

-     the timing and integration of acquisitions;

- changes in general economic conditions, such as recessions, that could affect recruiting efforts generally and online recruiting efforts in particular;

-     the magnitude and timing of marketing initiatives;

-     the maintenance and development of our strategic relationships;

- the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

-     the attraction and retention of key personnel;

-     our ability to manage our anticipated growth and expansion;

-     our ability to attract qualified job seekers; and

- technical difficulties or system downtime affecting the Internet generally or the operation of our products and services specifically.

      As a result of the factors listed above and because the online recruiting market is new and it is difficult to predict consumer demand, it is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. This could cause our stock price to decline. In addition, we plan to significantly increase our operating expenses to expand our sales and marketing, administration, consulting and training, maintenance and technical support and research and development groups.
If revenues fall below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected and our stock price may fall.

OUR BUSINESS MODEL IS UNPROVEN AND MAY NOT BE ADAPTABLE TO A CHANGING MARKET.

      If we are not able to anticipate changes in the online recruiting market or if our business model is not successful, we may not be able to expand our business or to successfully compete with other companies, which could have a material adverse effect on our business, results of operations and financial condition. Our current business model depends on recurring revenue from employers using our Website and hosting and maintenance fees associated with our hiring management software. In addition, our acquisition of Resumix will increase the portion of our revenue derived from maintenance and sales of hiring management software.



                                       4

      Our revenue model and profit potential are unproven. If current employers decide to discontinue any of our services and we are unable to replace them with new employers, our revenues could decrease or grow at a slower rate than expected. It is possible that we will be required to further adapt our business model in response to additional changes in the online recruiting market or if our current business model is not successful.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT FUNDS TO GROW OUR BUSINESS AND ANY
ADDITIONAL FINANCING MAY BE ON TERMS ADVERSE TO THE INTERESTS OF OUR
STOCKHOLDERS.

      Because we expect to generate losses for the foreseeable future, we do not expect that income from our operations will be sufficient to meet our needs. We may have to raise additional funds in the future in order to fund our anticipated growth, more aggressive marketing programs or the acquisition of complementary businesses, technologies and services. Obtaining additional financing will be subject to a number of factors including:

-     market and economic conditions;

-     our financial condition and operating performance; and

-     investor sentiment.

      These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are able to raise additional funds and we do so by issuing equity securities, holders of our common stock may experience significant dilution of their ownership interest and holders of these securities may have rights senior to those of the holders of our common stock.
If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions.

      If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business.

ECONOMIC FLUCTUATIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS,
RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      The level of economic activity and employment in the United States and abroad may significantly and adversely affect demand for our services. When economic activity slows, many companies hire fewer permanent employees. A recession could cause employers to reduce or postpone their recruiting efforts generally, and their online recruiting efforts in particular. Therefore, a significant economic downturn or recession, especially in regions or industries where our operations are heavily concentrated, could have a material adverse effect on our business, financial condition and operating results. Further, we may face increased pricing pressures during such periods. There can be no assurance that during these periods our results of operations will not be adversely affected.



                                       5

                    RISKS RELATED TO OUR MARKETS AND STRATEGY

WE MAY NOT BE ABLE TO DEVELOP AWARENESS OF OUR BRAND NAME.

      We believe that continuing to build and maintain awareness of our brand name is critical to achieving widespread acceptance of our business and to sustain or increase the number of employers and job seekers who use our Website.
Brand recognition is a key differentiating factor among providers of online recruiting services, and we believe it could become more important as competition in the online recruiting market increases. In order to maintain and build brand awareness, we must succeed in our marketing efforts, provide high quality services and increase the number of high quality job seekers using www.hotjobs.com. If we fail to successfully protect, promote, position and maintain our HotJobs.com brand name, incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue as a result of our branding efforts, or encounter legal obstacles which prevent our continued use of our brand name, our business, results of operations and financial condition could be materially adversely affected.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTRODUCE NEW OR ENHANCED PRODUCTS AND
SERVICES.

      The failure of any new or enhanced products and services to achieve market acceptance and generate revenue could result in a material adverse effect on our revenues. In connection with the Resumix acquisition, we acquired several products that will be offered separately and that will also be integrated into our existing products and services. We may experience difficulty in marketing these products in conjunction with our products and services and integrating these products with our existing product and service offerings. We expect to introduce enhanced products and services in order to generate additional revenues, attract and retain more employers, attract more job seekers to our Website and respond to competition. Any new or enhanced product or service we introduce that is not favorably received could damage our reputation and the perception of our brand name.

      WE MAY LOSE BUSINESS IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING
TECHNOLOGIES AND CUSTOMER NEEDS. To remain competitive, we must continually improve the responsiveness, functionality and features of our products and services and develop other products and services that are attractive to job seekers and employers. If we are unable to timely and successfully develop and introduce or acquire new services, products and enhancements to existing products in response to our industry's changing technological requirements, our revenues could be materially adversely affected. New Internet-based services, products or enhancements that we have offered or may offer in the future may contain design flaws or other defects that could require extensive modifications or result in a loss of client confidence. In addition, our current technology may not meet the future technical requirements of employers. Trends that could have a critical impact on our success include:

-     rapidly changing technology in online recruiting;

- evolving industry standards, including both formal and DE FACTO standards relating to online recruiting;

-     developments and changes relating to the Internet;

-     evolving government regulations;



                                       6

-     competing products and services that offer increased functionality; and

-     changes in employer and job seeker requirements.

      WE MAY LOSE JOB SEEKERS BECAUSE OUR WEBSITE CONTENT IS NOT ATTRACTIVE TO
THEM. Our future growth depends in part on our ability to attract job seekers who are qualified for the jobs posted by our customers. This in turn depends in part on our ability to deliver original and compelling content to these job seekers. We cannot assure you that our content will be attractive to Internet users. We also cannot assure you that we will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences to continue to attract a sufficient number of Internet users to our Website.
Internet users can freely navigate and instantly switch among a large number of Websites. In addition, many other Websites offer very specific, highly targeted content. These sites could have greater appeal than our Website to particular groups within our target audience.

OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN HIGHLY
SKILLED PERSONNEL.

      If we are unable to hire and retain highly skilled personnel, our growth may be restricted, the quality of our products and services reduced and our revenues may be reduced or grow at a slower rate than expected. Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. In connection with the Resumix acquisition, we greatly increased the number of our employees. We have experienced and expect that we will continue to experience some attrition in these employees. Competition for highly skilled employees is intense, particularly in the Internet industry. We may be unable to retain our skilled employees or attract, assimilate and retain other highly skilled employees in the future. We have from time to time in the past experienced, and we may experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR EXPANDING OPERATIONS.

      In order to execute our business plan, we must continue to grow significantly. If we are not able to expand our operations in an efficient manner, our expenses could grow disproportionately to revenues or our revenues could decline or grow at a slower rate than expected, either of which could have a material adverse effect on our business, results of operations and financial condition.

      We have recently experienced a period of rapid growth that has placed considerable demands on our managerial, operational, financial and information system resources. We continue to increase the scope of our operations, and we have grown our workforce substantially. We had 107 employees as of June 30, 1999. At June 30, 2000, the number of employees had increased to 494, including those employed by Resumix. We expect that the number of our employees will continue to increase for the foreseeable future. Our growth is expected to result in increased responsibility for both existing and new management personnel. Our growth has placed, and our anticipated future growth combined with the requirements we face as a public company will continue to place, a significant strain on our management, operations, systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage our workforce.



                                       7

      Our success depends to a significant extent on the ability of our executive officers and other members of senior management to operate effectively both independently and as a group. We will also need to continue to expand and maintain close coordination among our products and technology, finance and administration and sales and marketing organizations. We cannot assure you that if we continue to grow, management will be effective in attracting and retaining additional qualified personnel, expanding our physical facilities, integrating acquired businesses or otherwise managing growth.

      We cannot assure you that our information systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully offer our products and services and implement our business plan.
Our future performance may also depend on our effective integration of additional acquired businesses. Any such integration, even if successful, may take a significant period of time and expense, and may place a significant strain on our resources. If we are not able to manage existing or anticipated growth, our business, results of operations and financial condition could be materially adversely affected.

INTENSE COMPETITION MAY RENDER OUR SERVICES AND PRODUCTS UNCOMPETITIVE OR
OBSOLETE.

      The market for online recruiting solutions is intensely competitive and highly fragmented. We expect competition to continue to increase because there are no substantial barriers to entry. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

- the timing and market acceptance of new solutions and enhancements to existing solutions developed either by us or our competitors;

-     our customer service and support efforts;

-     our sales and marketing efforts; and

- the ease of use, performance, price and reliability of solutions developed either by us or our competitors.

      We compete with companies, including recruiting search firms that offer a single database job board solution, such as Monster.com, as well as newspapers, magazines and other traditional media companies that provide online job search services, such as CareerPath.com. We also compete with large Internet information hubs, or portals, such as Excite@Home, recruiting software companies such as Webhire, Inc. and job fair companies such as TechExpo Corporation. We may experience competition from potential customers to the extent that they develop their own online recruiting offerings internally. In addition, we compete with traditional recruiting services, such as headhunters, for a share of employers' total recruiting budgets. We expect to face additional competition as other established and emerging companies, including print media companies and headhunters with established brands, enter the online recruiting market.

      Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than we do. These factors may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than we can to the development, promotion and sale of their products and services.
These competitors may also engage in more extensive research and development,




                                       8

undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and strategic partners. We cannot assure you that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors are making and are expected to continue to make strategic acquisitions or establish cooperative, and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive solutions.

      We believe that there will be rapid business consolidation in the online recruiting industry. In recent months, several of our competitors have either completed or announced acquisitions. Accordingly, new competitors may emerge and rapidly acquire significant market share. In addition, new technologies will likely increase the competitive pressures that we face. The development or acquisition of competing technologies by market participants or the emergence of new industry standards may adversely affect our revenues and ultimately our competitive position.

      Due to competition, we may experience reduced margins on our products and services, loss of market share or less use of www.hotjobs.com by job seekers and employers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our revenues could be materially adversely affected.

THE INTERNET IS NOT A PROVEN RECRUITING MEDIUM.

      If we are unable to compete with traditional recruiting and job seeking methods, our revenues could be reduced. The future of our business is dependent on the acceptance by job seekers and employers of the Internet as an effective job seeking and recruiting tool. The online recruiting market is new and rapidly evolving, and we do not yet know how effective online recruiting is compared to traditional recruiting methods. The adoption of online recruiting and job seeking, particularly among those companies that have historically relied upon traditional recruiting methods, requires the acceptance of a new way of conducting business, exchanging information, advertising and applying for jobs.
Many of our potential employer customers have little or no experience using the Internet as a recruiting tool, and only select segments of the job-seeking population have experience using the Internet to look for jobs. There can be no assurance that companies will allocate or continue to allocate portions of their budgets to Internet-based recruiting. As a result, we cannot be sure that we will be able to effectively compete with traditional recruiting and job seeking methods. If Internet-based recruiting is not widely accepted, our business, results of operations and financial condition could be materially adversely affected.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS MODEL IF USE OF THE INTERNET GROWS
AND ITS INFRASTRUCTURE IS ADAPTED TO THAT GROWTH.

      If Internet usage does not continue to grow, we may not be able to meet our business objectives. Increased Internet usage will depend, in large part, upon the maintenance of the Web infrastructure, such as a reliable network backbone with necessary speed, data capacity and security, and timely development of enabling products, such as high-speed modems, for providing reliable Web access and services and improved content. Internet usage may be inhibited by any of the following factors:



                                       9

- the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;

- Websites may not be able to provide adequate security and authentication of confidential information contained in transmissions over the Internet;

- The Internet industry may not be able to adequately respond to privacy concerns of potential users; and

- Government regulation may decrease the utility of the Internet for some purposes.

      We cannot assure you that the Web infrastructure or Internet industry will be able to effectively respond to the demands placed on the Web by increased numbers of users, frequency of use or increased bandwidth requirements of users.

A FAILURE TO ESTABLISH AND MAINTAIN PARTNERSHIPS AND ALLIANCES WITH OTHER WEB
PROPERTIES COULD LIMIT THE GROWTH OF OUR BUSINESS.

      We have entered into, and expect to continue to enter into, arrangements with third parties to increase our member base, bring traffic to our Website and enhance the HotJobs.com brand. If any of our current agreements are terminated, we cannot assure you that we will be able to replace the terminated agreement with an equally beneficial arrangement. We also cannot assure you that we will be able to renew any of our current agreements when they expire or, if we are, that we will be able to do so on acceptable or favorable terms. We also do not know whether we will be successful in entering into additional partnerships and alliances or that any relationships, if entered into, will be on terms favorable to us.

      In late 1999, we brought an action for enforcement of an agreement between Digital City, Inc. and us. The action has been resolved pursuant to a settlement agreement. The settlement is not expected to have a material effect on our business.

LOSS OF ANY OF OUR KEY MANAGEMENT PERSONNEL COULD NEGATIVELY IMPACT OUR
BUSINESS.

      The loss or departure of any of our officers or key employees could materially adversely affect our ability to implement our business plan and could lower our revenues or cause our revenues to grow at a slower rate than expected.
In addition, our ability to retain the key employees of Resumix will be important to the successful integration of Resumix and HotJobs.com. Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Richard S. Johnson, our President and Chief Executive Officer. We do not maintain key person insurance for any member of our management team. In addition, certain members of our management team, including our Chief Financial Officer, as well as the Resumix management team, have joined us within the last year. These individuals have not previously worked together and are becoming integrated into our management team.
If our key management personnel are not able to work together effectively or successfully, our business could be materially adversely affected. In addition, if one or more key employees join a competitor or form a competing company, though we have non-competition agreements with each of our key employees, we may lose existing or potential clients, which could have a material adverse effect on our business, results of operations and financial condition. Though we have confidentiality agreements with each of our employees, if we were to lose a key




                                       10

employee, we cannot assure you that we would be able to prevent the unauthorized disclosure or use of our procedures, practices, new product development or client lists.

WE MAY NOT BE SUCCESSFUL IN OUR PLAN FOR INTERNATIONAL EXPANSION.

      We may not be able to successfully execute our business plan in foreign markets. If revenue from international ventures is not adequate to cover our investment in those ventures, our total revenues could be materially adversely affected. We believe that expansion into international markets through a combination of internal business expansion, strategic alliances, joint ventures and potential acquisitions will be important to continue to grow our business.
Our future international operations might not succeed for a number of reasons including:

-     difficulties in staffing and managing foreign operations;

-     competition from local recruiting services;

- operational issues such as longer customer payment cycles and greater difficulties in collecting accounts receivable;

-     seasonal reductions in business activity;

-     language and cultural differences;

- legal uncertainties inherent in transnational operations such as export and import regulations, tariffs and other trade barriers;

-     taxation issues;

- unexpected changes in trading policies, regulatory requirements and exchange rates;

- issues relating to uncertainties of laws and enforcement relating to the regulation and protection of intellectual property; and

-     general political and economic trends.

WE MAY NOT BE ABLE TO SUCCESSFULLY MAKE ACQUISITIONS OF OR INVESTMENTS IN OTHER
COMPANIES.

      We expect our growth to continue, in part, by acquiring additional complementary businesses, products, services or technologies. From time to time, we have had discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms. Acquiring other businesses and technologies involves several risks, including:

-     availability of financing on terms we find acceptable;

-     diversion of our management's attention from other business concerns;

-     retention of key personnel of the acquired company;



                                       11

-     entry into markets in which we have little or no direct prior experience;

-     inability to identify and acquire businesses on a cost-effective basis;

- inability to manage and integrate acquired personnel, operations, services, products and technologies into our organization effectively; and

- inability to retain and motivate key personnel and to retain the clients or goodwill of acquired entities.

      In pursuing acquisitions, we may compete with competitors that may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could result in increased prices. In addition, in executing our acquisition strategy, we may incur expenses without being able to identify suitable acquisition candidates, which could reduce our profitability.
Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions, which could have the effects described in "We may not be able to obtain sufficient funds to grow our business and any additional financing may be on terms adverse to the interests of our stockholders."


         RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY INFRASTRUCTURE

WE MAY EXPERIENCE REDUCED VISITOR TRAFFIC, REDUCED REVENUE AND HARM TO OUR
REPUTATION IN THE EVENT OF UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM
FAILURES.

      Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of our products and services or a decrease in responsiveness of our services could result in reduced visitor traffic, reduced revenue and could materially adversely affect our reputation and brand. Our servers and software must be able to accommodate a high volume of traffic. We have experienced system interruptions in the past, and we believe that these interruptions will continue to occur from time to time in the future.
We believe that visitor traffic is also dependent on the timing and magnitude of our advertising. We have experienced monthly fluctuations in visitor traffic, including short-term reductions. Any substantial increase in demands on our servers will require us to expand and adapt our network infrastructure. If we are unable to add additional software and hardware to accommodate increased demand, we could experience unanticipated system disruptions and slower response times. Any catastrophic failure at one of our co-location facilities could prevent us from serving our Web traffic for up to several days, and any failure of one or more of our Internet service providers may adversely affect our network's performance. Our clients may become dissatisfied by any system failure that interrupts our ability to provide our products and services to them or results in slower response times. Our insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our service.

BREACHES OF OUR NETWORK SECURITY COULD BE COSTLY.

      Because we host HotJobs.com-related data for many of our customers, we may be liable to any of those customers that experience losses due to our security failures. As a result, we may be required to expend capital and resources to protect against or to alleviate security breaches, which could reduce our profitability. A significant barrier to confidential communications over



                                       12

the Internet has been the need for security. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If unauthorized persons penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. Misappropriation of our and our customers' proprietary information or interruptions of our services could result in reduced visitor traffic and a loss of member employers. Reduced visitor traffic may result in fewer job seekers posting their resumes to our www.hotjobs.com employment exchange, which, in turn, may discourage employers from subscribing to the employment exchange. We generate a substantial portion of our revenue from these subscription fees. Due to the possibility of liability related to data we host for our customers and the possibility of a resulting decrease in the number of job seekers and member employers, a breach of our network security could have a material adverse effect on our financial condition and results of operations.

COMPUTER VIRUSES MAY CAUSE OUR SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS, WHICH
COULD REDUCE DEMAND FOR OUR SERVICE AND DAMAGE OUR REPUTATION.

      Computer viruses may cause our systems to incur delays or other service interruptions and could damage our reputation and have a material adverse effect on our business, financial condition and results of operations. In June 1999, we detected a virus on a file server that supports our office equipment. The inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and our visitor traffic may decrease. Any of these events could have a material adverse effect on our revenues.

WE MAY NOT BE ABLE TO ACCESS THIRD PARTY TECHNOLOGY UPON WHICH WE DEPEND.

      If we lose the ability to access third party technology which we use, are unable to gain access to additional products or are unable to integrate new technology with our existing systems, we could experience delays in our development and introduction of new services and related products or enhancements until equivalent or replacement technology can be accessed, if available, or developed internally, if feasible. If we experience these delays, our revenues could be reduced or grow slower than expected and our business could be materially adversely affected. We license technology that is incorporated into our services and related products from third parties including
Oracle Corporation for database technology and Thunderstone Software-EPI, Inc.
for full-text indexing. In light of the rapidly evolving nature of Internet technology, we may increasingly need to rely on technology from these or other vendors. Technology from our current or other vendors may not continue to be available to us on commercially reasonable terms, or at all.

      In addition, although we believe that the costs of ensuring that our systems and software and those of third parties with which we do business do not experience any date-related problems will not be material, we cannot assure you of this.




                                       13

                       RISKS RELATED TO LEGAL UNCERTAINTY

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATIONS AND LEGAL
UNCERTAINTIES AFFECTING THE INTERNET THAT COULD ADVERSELY AFFECT OUR BUSINESS.

      Legal uncertainties and new regulations could increase our costs of doing business, require us to revise our products or services, prevent us from delivering our products and services over the Internet or slow the growth of the Internet, any of which could increase our expenses, reduce our revenues or cause our revenues to grow at a slower rate than expected and materially adversely affect our business, financial condition and results of operations. Laws and regulations directly applicable to Internet communications, commerce, recruiting and advertising are becoming more prevalent, and new laws and regulations are under consideration by the U.S. Congress and state legislatures. Any legislation enacted or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial, recruiting and advertising medium. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. Moreover, the laws and the interpretation of laws concerning the recruiting industry are constantly changing. New and existing laws may cover issues that include:

-     user privacy;

-     civil rights, affirmative action and other employment claims;

-     consumer protection;

-     libel and defamation;

-     copyright, trademark and patent infringement;

-     trade secret protection;

-     rights of publicity and moral rights;

-     database protection;

-     domain name registration;

-     pricing controls;

-     characteristics and quality of products and services;

-     sales and other taxes; and

-     other claims based on the nature and content of Internet materials.



                                       14

      In addition, any imposition of state sales and use taxes on the products and services sold over the Internet may decrease demand for products and services that we sell over the Internet. The U.S. Congress passed legislation in 1998 that limits for three years the ability of states to impose any new taxes on Internet-based transactions. Failure by Congress to renew this legislation and the subsequent imposition of state taxes on Internet-based transactions could adversely affect our future operating results which could result in a decline in our stock price.

WE MAY BE UNABLE TO OBTAIN A U.S. TRADEMARK REGISTRATION FOR OUR BRAND OR TO
PROTECT OUR OTHER PROPRIETARY INTELLECTUAL PROPERTY RIGHTS.

      FAILURE TO OBTAIN FEDERAL TRADEMARK REGISTRATION FOR WWW.HOTJOBS.COM COULD
DISRUPT OUR PROMOTION OF THE HOTJOBS.COM BRAND. If we are unable to secure the rights to use the WWW.HOTJOBS.COM mark and related derivative marks, a key element of our strategy of promoting "HotJobs.com" as a global brand could be disrupted. Our success depends to a significant degree upon the protection of our brands and their value, particularly the "HotJobs.com" brand name. We are also susceptible to others imitating our brands, particularly HotJobs.com. Our application to obtain a federal registration for "www.hotjobs.com." was approved by the U.S. Trademark Office and published for possible opposition by third parties on April 18, 2000. A domain name registrant claiming that trademark registration could cause it damage subsequently filed an opposition. We will vigorously contest the opposition and believe we have strong arguments to prevail. Nevertheless, we cannot assure you of the result. In addition, in May
1998, another pending trademark applicant, who has since abandoned its application, made claims regarding prior use and ownership of "hotjobs" as a trademark. Adverse outcomes to these or similar claims or any related litigation, should it occur, could result in us being limited or prohibited from further using the "www.hotjobs.com" mark and related derivative marks in the future.

      FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD PERMIT OTHERS TO
APPROPRIATE OUR PROPRIETARY TECHNOLOGY. The unauthorized reproduction or other misappropriation of our proprietary technology, including our hiring management software, could enable third parties to benefit from our technology and brand name without paying us for them. If this were to occur, our revenues could be materially adversely affected and the value of our brand could be diminished.
The steps we have taken to protect our proprietary rights may not be adequate to deter misappropriation of proprietary information. We may not be able to detect unauthorized use of our proprietary information or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of other countries in which we market or may market our services in the future are uncertain and may afford little or no effective protection of our intellectual property. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. The proceedings also could involve a high degree of risk.

DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE TIME
CONSUMING AND EXPENSIVE, AND WE MAY BE LIABLE FOR INFRINGING ON THE INTELLECTUAL
PROPERTY RIGHTS OF OTHERS. IF WE ARE NOT SUCCESSFUL IN DEFENDING AGAINST THESE
CLAIMS, WE COULD BE SUBJECT TO SIGNIFICANT DAMAGES AND THE DISRUPTION OF OUR
BUSINESS.

      Successful intellectual property infringement claims against us could result in monetary liability or a material disruption in the conduct of our business. We cannot be certain that our products, content and brand names do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We expect that infringement claims in our markets will increase in number as more participants enter the markets. We may be subject to



                                       15

legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit.

WE MAY BE LIABLE AS A RESULT OF INFORMATION RETRIEVED FROM OR TRANSMITTED OVER
THE INTERNET.

      We may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, personal injury, product liability or other legal claims relating to information that is published or made available on www.hotjobs.com and the other sites linked to it. These types of claims have been brought, sometimes successfully, against online services in the past. We could also be sued for the content that is accessible from www.hotjobs.com and through links to other Internet sites or through content and materials that may be posted by members in chat rooms or on bulletin boards. In addition, clients use our hiring management software to evaluate and make decisions on the resumes of applicants. In the event that one of our clients was sued alleging employment discrimination, we could be named in that lawsuit. We also offer email services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service. Our insurance does not specifically provide for coverage of these types of claims and therefore may not adequately protect us against these types of claims. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not liable. If any of these events occur, our revenues could be materially adversely affected.

                                   OTHER RISKS

OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS.

      The stock market in general and the market prices of shares in technology companies, particularly those such as ours that offer Internet-based products and services, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock has fluctuated significantly in the past and could continue to be highly volatile and subject to wide fluctuations in response to many factors, some of which are largely beyond our control. These factors include:

-     quarterly variations in our results of operations;

-     adverse business developments;

-     changes in financial estimates by securities analysts;

-     investor perception of us and online recruiting services in general;

- announcements by our competitors of new products and services or acquisitions; and

-     general economic conditions both in the U.S. and in foreign countries.

      Our stock price may also experience fluctuations due to approximately $4.6 million in non-cash deferred compensation that we expect to amortize through August 2003.



                                       16

SINCE OUR STOCK PRICE IS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES
LITIGATION THAT IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES.

      Litigation brought against us could result in substantial costs to us in defending against the lawsuit and a diversion of management's attention.
Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Since our stock price is volatile, we could be subject to securities litigation and incur higher expenses than expected, which could have a material adverse effect on our business and results of operations.

FUTURE SALES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE.

      The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or as a result of sales by our existing stockholders, or the perception that these sales could occur. We have and will continue to have a large number of shares of common stock outstanding and available for resale. These sales might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Unregistered shares of our common stock currently outstanding are or will become eligible for sale without registration pursuant to Rule 144 under the Securities Act, subject to certain conditions of Rule 144. We are obligated to file the registration statement of which this prospectus is a part for the resale of 3,560,019 shares of our common stock on or before August 31, 2000, and certain of our existing stockholders who own
2,822,636 shares of our common stock exercised their piggyback registration rights with respect to this registration statement. We cannot be certain when or if those shares will be sold. Sales of substantial numbers of these shares could depress the price of our common stock. Certain other holders of our common stock also have certain demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE HOTJOBS.COM, WHICH COULD
DEPRESS OUR STOCK PRICE.

      Delaware corporate law, our amended and restated certificate of incorporation and bylaws, and our Stock Award Plan and 1999 Stock Option/Stock
Issuance Plan contain provisions that could have the effect of delaying, deferring or preventing a change in control of HotJobs.com or our management that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

- authorization to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

- a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

-     prohibition of stockholder action by written consent;



                                       17

- advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

- immediate vesting of options issued under the Stock Award Plan and the 1999 Stock Option/Stock Issuance Plan in connection with a change of control; and

- the payment of a cash distribution for surrendered options with limited stock appreciation rights upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." We cannot promise that our expectations in such forward-looking statements will turn out to be correct. All forward-looking statements included in this document are based on information available to HotJobs.com on the date hereof, and HotJobs.com assumes no obligation to update any such forward-looking statements.
Our actual results could be materially different from our expectations.
Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors." You should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

                                 USE OF PROCEEDS

      The Stockholders will receive all of the net proceeds from the sale of the shares offered by this prospectus. Accordingly, HotJobs.com will not receive any proceeds from the sale of the shares of common stock offered by this prospectus, but we will pay all expenses related to the registration of these shares.


                                  STOCKHOLDERS

      This prospectus relates to the offer and sale from time to time of up to 6,382,655 shares of our common stock by the Stockholders, each of who is listed in the table below. We do not know if, when or in what amount any of the Stockholders may offer the shares for sale. There is no assurance that any of the Stockholders will sell any or all of the shares.



                                       18

      Of the shares represented below, 359,282 of these shares are held in escrow until May 11, 2001 pending satisfaction of certain conditions and are unavailable for sale prior to that date. In addition, 940,541 of these shares are subject to a lock-up agreements preventing their sale that expires on September 30, 2000, 190,545 of these shares are subject to a lock-up agreement preventing their sale that expires on December 31, 2000, 251,741 of these shares are subject to a lock-up agreement, under certain circumstances, preventing their sale, with lock-up periods expiring from time to time through May 11, 2001 and an additional 21,248 shares are subject to a lock-up agreement preventing their sale that expires on August 9, 2001. The expiration of any such lock-up period does not necessarily mean that any or all of the shares subject to the lock-up agreement will be sold upon expiration of the lock-up period, if at all.

      This prospectus has been prepared pursuant to our obligations under a Registration Rights Agreement, dated as of May 11, 2000, by and among HotJobs.com and certain former stockholders of Resumix (the "Resumix
Registration Rights Agreement"), and an Amended and Restated Stockholders'
Agreement, dated May 11, 1999, among HotJobs.com and certain of its stockholders
(together with the Resumix Registration Rights Agreement, the "Registration
Rights Agreements"). In accordance with the Registration Rights Agreements, which contain customary representations and warranties relating to HotJobs.com, this prospectus (and the registration statement of which it is a part) relates to sales of shares of our common stock by the Stockholders, subject to the terms and conditions set forth in the Registration Rights Agreements.

      In addition, in the Registration Rights Agreements, we have agreed to indemnify the Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the Stockholders may be required to make in respect thereof. Insofar as indemnification of the Stockholders for liabilities arising under the Securities Act may be permitted pursuant to such agreements, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      Because the Stockholders may offer all or some of the shares of common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by each Stockholder after completion of the offering.

      The following table sets forth, according to our records, the beneficial ownership of the shares of our common stock owned as of August 25, 2000 by each of the Stockholders. As of August 25, 2000, 36,434,575 shares of our common stock were outstanding. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 25, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in this section, none of the Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities.




                                       19

                                  Shares Beneficially Owned   Number of Shares
                                       Before Offering          Being Offered
                                  -------------------------   ----------------

NAME                               NUMBER(1)      PERCENT
----                               ---------      -------
Ceridian Corporation               1,580,023        4.3%      1,580,023 (2)
3311 East Old Shakopee Road
Minneapolis, MN  55425
Attention:  A. Reid Shaw

General Atlantic Partners 48, L.P. 1,158,854        3.2%      1,158,854 (3)
c/o General Atlantic Service
Corporation
3 Pickwick Plaza
Greenwich, CT  06830

GAP Coinvestment Partners, L.P.      221,144          *         221,144 (4)
c/o General Atlantic Service
Corporation
3 Pickwick Plaza
Greenwich, CT  06830

General Atlantic Partners 60, L.P.   165,102          *         165,102 (5)
c/o General Atlantic Service
Corporation
3 Pickwick Plaza
Greenwich, CT  06830

GAP Coinvestment Partners II, L.P.    34,897          *          34,897 (6)
c/o General Atlantic Service
Corporation
3 Pickwick Plaza
Greenwich, CT  06830

Double Diamond Associates LLC        341,176          *         341,176 (7)
890 Ross Drive
Sunnyvale, CA  94089

Stephen J. Ciesinski                  58,823          *          58,823 (7)(8)
c/o Resumix, Inc.
890 Ross Drive
Sunnyvale, CA  94089

Boston Millennia Partners Limited    240,784          *         240,784
Partnership
30 Rowes Wharf
Boston, MA 02110
Attention:  Martin J. Hernon

Boston Millennia Associates I          1,776          *           1,776
Partnership
30 Rowes Wharf
Boston, MA 02110
Attention Martin J. Hernon

Robert Packard & Roberta Packard      18,213          *          18,213 (9)
Trustees of the Robert & Roberta
Packard Revocable Trust 11/16/95

Shaun Andrikopoulos                    3,035          *           3,035 (9)


                                       20

Generation Partners                2,558,828         7.0%     2,558,828 (10)
551 Fifth Avenue, Suite 3100
New York, NY 10176
Attention:  John  Hawkins

---------------
*  Less than 1%

(1) A portion of certain of the Stockholders' shares of common stock are subject to an escrow agreement dated May 11, 2000 whereby certain of the Stockholders have agreed to have such shares held in escrow until May 11, 2001, in order to provide a fund for indemnity payments that such Stockholders may become obligated to make pursuant to the merger agreement.

(2) 159,459 of these shares are subject to an escrow agreement and may not be sold prior to May 11, 2001, if at all. In addition, 940,541 of these shares are subject to a lock-up agreement preventing their sale that expires on September 30, 2000.

(3) 116,954 of these shares are subject to an escrow agreement and may not be sold prior to May 11, 2001, if at all. In addition, 9,009 of these shares are subject to a lock-up agreement preventing their sale that expires on December 31, 2000.

(4) 22,318 of these shares are subject to an escrow agreement and may not be sold prior to May 11, 2001, if at all. In addition, 1,720 of these shares are subject to a lock-up agreement preventing their sale that expires on December 31, 2000.

(5) 16,662 of these shares are subject to an escrow agreement and may not be sold prior to May 11, 2001, if at all. In addition, the remaining 148,440 of these shares are subject to a lock-up agreement preventing their sale that expires on December 31, 2000.

(6) 3,521 of these shares are subject to an escrow agreement and may not be sold prior to May 11, 2001, if at all. In addition, the remaining 31,376 of these shares are subject to a lock-up agreement preventing their sale that expires on December 31, 2000.

(7)   Stephen Ciesinski is currently the President and Chief Executive
      Officer of Resumix and the Executive Vice President, Business
      Development of HotJobs.com pursuant to an employment agreement between HotJobs.com and Mr. Ciesinski dated as of April 25, 2000. Mr. Ciesinski holds a 100% interest in Double Diamond Associates, LLC. 214,720 of these shares are subject to a lock-up agreement, under certain circumstances, preventing their sale, with lock-up periods expiring from time to time through May 11, 2001. In addition, 34,432 of the shares owned by Double Diamond Associates LLC are subject to an escrow agreement and may not be sold prior to May 11, 2001, if at all.

(8) Does not include 341,176 shares beneficially owned by Mr. Ciesinski as a result of his ownership of Double Diamond Associates, LLC. 37,021 of these shares are subject to a lock-up agreement, under certain circumstances, preventing their sale, with lock-up periods expiring from time to time through May 11, 2001. In addition 5,936 of these shares are subject to an escrow agreement and may not be sold prior to May 11, 2001, if at all.

(9) All of these shares are subject to a lock-up agreement that does not expire until August 9, 2001.

(10) Includes 2,470,189 shares held by Generation Capital Company LLC as a general partner of Generation Parallel Management Partners L.P. and as general partner of the general partner of Generation Capital Partners L.P. In addition, includes 88,639 shares held in a separate account of State Board of Administration of Florida with respect to which an affiliate of Generation Capital Company LLC has management authority. John Hawkins, a member of our Board of Directors since May 1999, is a Managing Partner of Generation Capital Company LLC.

                              PLAN OF DISTRIBUTION

      We have registered the shares offered by this prospectus on behalf of the Stockholders. These shares may be sold or distributed from time to time by the Stockholders named in this prospectus, by their donees or transferees, and by their other successors in interest. The Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each Stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

      The Stockholders may offer their shares at various times in one or more of the following transactions:

- in a distribution by one or more underwriters on a firm commitment or best efforts basis;

- in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

- in transactions involving cross or block trades or otherwise on the Nasdaq National Market;

- in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

- in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

- through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

-     in privately negotiated transactions;

-     in transactions to cover short sales;

-     in a combination of any of the foregoing transactions; or

-     through any other legally available means.

      The Stockholders also may sell their shares in accordance with Rule 144 under the Securities Act.

      From time to time, one or more of the Stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the Stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The Stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by Stockholders will decrease as and when the Stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be Stockholders for purposes of this prospectus.

      A Stockholder may sell short the common stock. The Stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

      A Stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the Stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a Stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the Stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

      The Stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. The Stockholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both may pay this compensation. The compensation as to a particular person may be less than or in excess of customary commissions. The Stockholders and any agents or broker-dealers that participate with the Stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Stockholders can presently estimate the amount of such compensation. The registration of the shares of common stock under the Securities Act shall not be deemed an admission by any of the Stockholders or HotJobs.com that the Stockholders are underwriters of any shares offered by this prospectus for purposes of the Securities Act

      We have advised the Stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits any Stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

      Under the terms of the Registration Rights Agreements, we have agreed to pay all expenses in connection with the registration of the shares of the Stockholders pursuant to this Prospectus. We have also agreed to indemnify the Stockholders against certain liabilities arising under the Securities Act. The Stockholders have agreed to indemnify us for liabilities arising under the Securities Act with respect to written information furnished to us by the Stockholders. In addition, underwriters, brokers, dealers or agents may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

      Under the terms of the Resumix Registration Rights Agreement, we have agreed to maintain the effectiveness of this registration statement with respect to the shares of common stock offered hereunder by the Stockholders until the earlier of May 11, 2002 or such time when all of the shares registered hereunder have been sold or are no longer outstanding. There can be no assurance that the Stockholders will sell all or any of the shares of common stock offered hereunder.

      It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect the prevailing market price for our common stock.

                                  LEGAL MATTERS

      For purposes of this offering, Shaw Pittman, a law partnership including professional corporations, McLean, Virginia, has given its opinion as to the validity of the shares offered by the Stockholders.

                                     EXPERTS

      The consolidated financial statements of HotJobs.com, Ltd. and subsidiary as of December 31, 1999 and 1998 and for the years ended December 31, 1999 and 1998 and for the period from February 20, 1997 (inception) through December 31, 1997, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these consolidated financial statements. These consolidated financial statements are included in the HotJobs.com, Ltd. Annual Report on Form 10-K for the year ended December 31, 1999, and are incorporated by reference herein and in the registration statement in reliance upon the report given and upon the authority of KPMG LLP as experts in auditing and accounting.

      The consolidated financial statements of Resumix, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these consolidated financial statements. These consolidated financial statements are included in the HotJobs.com, Ltd. Current Report on Form 8-K/A dated July 24, 2000, and are incorporated by reference herein and in the registration statement in reliance upon the report given and upon the authority of KPMG LLP as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission's Web site at www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning HotJobs.com can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.hotjobs.com that contains additional information, including news releases, about our business and operations. Information contained in these websites do not constitute, and shall not be deemed to constitute, part of this Prospectus.

      You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

            Secretary
            HotJobs.com, Ltd.
            406 West 31st Street, 9th Floor
            New York, New York 10001
            (212) 699-5300

      The Commission allows us to "incorporate by reference" in this Prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this Prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of this offering:

      (1)   Our Annual Report on Form 10-K for the year ended December 31, 1999;

      (2) Our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000;

      (3) Our Current Reports on Form 8-K filed on February 7, 2000, March 10, 2000, May 1, 2000, May 24, 2000 and July 24, 2000; and

      (4) Our Registration Statement on Form 8-A12G (File No. 000-26891) filed on July 30, 1999 in which there is described the terms, rights and provisions applicable to our common stock.

      The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission will automatically update and supercede this information.

      This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit in accordance with the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to our company. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated costs and expenses payable by HotJobs.com, Ltd. (the "Registrant") in connection with the sale of the common stock being offered by the Stockholders. All amounts except the SEC registration fee are estimated.



                                 AMOUNT TO BE PAID
                                     ---------

SEC registration fee................................................$ 27,752
Legal fees and expenses.............................................  25,000
Accounting fees and expenses........................................   5,000
Printing expenses...................................................   7,000
Miscellaneous.......................................................     248
                                                                    --------
          Total.....................................................$ 65,000
                                                                    ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be titled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

      The Registrant's amended and restated certificate of incorporation provides for indemnification of the Registrant's directors against, and absolution of, liability to the Registrant and its stockholders to the fullest extent permitted by the DGCL. The Registrant has purchased directors' and officers' liability insurance covering liabilities that may be incurred by its directors and officers in connection with the performance of their duties. The amended and restated bylaws of the Registrant provide for the indemnification of directors and officers to the fullest extent permitted by law, to be determined on an individual basis, upon the affirmative vote of the Board of Directors that the actions taken by a director or officer meet a certain standard of conduct.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER            EXHIBIT DESCRIPTION
-------           -------------------

4.1*   Amended and Restated Certificate of Incorporation.
4.2*   Amended and Restated Bylaws.
4.3*   Specimen Common Stock Certificate.
5.1 Opinion of Shaw Pittman, counsel to HotJobs.com regarding the validity of the securities being offered by the Stockholders.
10.1** Agreement and Plan of Merger, dated as of April 25, 2000, by and among HotJobs.com, Ltd., Resumix Acquisition Corp., Resumix, Inc., Ceridian Corporation, General Atlantic Partners 48, L.P., GAP Coinvestment Partners, L.P., General Atlantic Partners 60, L.P., GAP Coinvestment Partners II, L.P., Double Diamond Associates, LLC and Stephen J. Ciesinski.
10.2+ Registration Rights Agreement, dated as of May 11, 2000 by and among HotJobs.com, Ltd. and the Shareholders listed on Schedule I thereto.
10.3* Amended and Restated Stockholders' Agreement, dated as of May 11, 1999. 10.4++ Escrow Agreement, dated as of May 11, 2000, among HotJobs.com, Ltd., the individuals listed on Schedule I thereto and United States Trust Company of New York, as escrow agent.
23.1   Consent of Shaw Pittman (included in Exhibit 5.1).
23.2   Consent of KPMG LLP, independent certified public accountants.
24++ Power of Attorney (included on the signature page of this registration statement).

---------
* Incorporated by reference to our registration statement on Form S-1 (File No. 333-80367), as amended.
**     Incorporated by reference to our current report on Form 8-K dated
       April 25, 2000.
+ Incorporated by reference to our current report on Form 8-K dated May 11, 2000 (File No. 0-26849), as amended.
++     Previously filed.

ITEM 17.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on September 11, 2000.

                                        HOTJOBS.COM, LTD.

                                        By: /s/ Richard S. Johnson
                                            ----------------------------------
                                        Name:  Richard S. Johnson
                                        Title: President and Chief Executive
                                               Officer


      Pursuant to the requirements of the Securities Act, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                              DATE

/s/ Richard S. Johnson       President, Chief Executive Officer       September 11, 2000
-------------------------    (Principal Executive Officer) and
Richard S. Johnson           Director


/s/ Lowell W. Robinson       Chief Financial Officer (Principal       September 11, 2000
-------------------------    Financial and Accounting Officer)
Lowell W. Robinson

        *                    Chief Operating Officer and              September 11, 2000
-------------------------    Director
Dimitri J. Boylan

        *                    Director                                 September 11, 2000
-------------------------
Stephen W. Ellis


-------------------------    Director
Phillip Guarascio

        *                    Director                                 September 11, 2000
-------------------------
John A. Hawkins

        *                    Director                                 September 11, 2000
-------------------------
John G. Murray


-------------------------    Director
Kevin P. Ryan


* By: /s/ Richard S. Johnson
      ----------------------
      Richard S. Johnson
      Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                       EXHIBIT DESCRIPTION
-------                      -------------------

4.1*   Amended and Restated Certificate of Incorporation.
4.2*   Amended and Restated Bylaws.
4.3*   Specimen Common Stock Certificate.
5.1 Opinion of Shaw Pittman, counsel to HotJobs.com regarding the validity of the securities being offered by the stockholders.
10.1** Agreement and Plan of Merger, dated as of April 25, 2000, by and among HotJobs.com, Ltd., Resumix Acquisition Corp., Resumix, Inc., Ceridian Corporation, General Atlantic Partners 48, L.P., GAP Coinvestment Partners, L.P., General Atlantic Partners 60, L.P., GAP Coinvestment Partners II, L.P., Double Diamond Associates, LLC and Stephen J. Ciesinski.
10.2+ Registration Rights Agreement, dated as of May 11, 2000 by and among HotJobs.com, Ltd. and the Shareholders listed on Schedule I thereto.
10.3* Amended and Restated Stockholders' Agreement, dated as of May 11, 1999. 10.4++ Escrow Agreement, dated as of May 11, 2000, among HotJobs.com, Ltd., the individuals listed on Schedule I thereto and United States Trust Company of New York, as escrow agent.
23.1   Consent of Shaw Pittman (included in Exhibit 5.1).
23.2   Consent of KPMG LLP, independent certified public accountants.
24++ Power of Attorney (included on the signature page of this registration statement).

---------
* Incorporated by reference to our registration statement on Form S-1 (File No. 333-80367), as amended.
** Incorporated by reference to our current report on Form 8-K dated April 25, 2000.
+ Incorporated by reference to our current report on Form 8-K dated May 11, 2000 (File No. 0-26849), as amended.
++    Previously filed.